As filed with the Securities and Exchange Commission on June 18, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMONWEALTH BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	54-1460991
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

403 Boush Street

Norfolk, Virginia 23510

(757) 446-6900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cynthia A. Sabol

Executive Vice President and Chief Financial Officer

Commonwealth Bankshares, Inc.

403 Boush Street

Norfolk, Virginia 23510

(757) 446-6900

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

George P. Whitley, Esq.

LeClair Ryan, A Professional Corporation

Riverfront Plaza, East Tower

951 East Byrd Street, 8th Floor

Richmond, Virginia 23218

(804) 783-2003

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this From is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $2.066 par value	1,163,461 shares	$21.07	$24,514,123	$753

(1)	The shares of common stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, includes, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the Registrant’s common stock that may become issuable as a result of any stock splits, stock dividends or similar event.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s common stock on June 13, 2007, as quoted on the NASDAQ Global Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated June 18, 2007

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is neither an offer to sell nor a solicitation of an offer to buy these securities in any jurisdiction where such offer or sale is unlawful.

PROSPECTUS

Commonwealth Bankshares, Inc.

1,163,461 Shares

Common Stock

The selling shareholders, as listed beginning on page 7 of this prospectus, may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

This prospectus relates to offerings by the selling shareholders from time to time of a total of 1,163,461 shares of the common stock of Commonwealth Bankshares, Inc. The selling shareholders acquired the shares of common stock on October 26, 2006 through a $27.5 million Private Placement of Commonwealth Bankshares’ common stock. Pursuant to the terms of the Private Placement Memorandum, dated August 31, 2006, the Company sold 1,163,461 shares of its common stock at a price of $23.64 per share.

The selling shareholders may offer the shares of common stock from time to time at market prices prevailing at the time of the sales or at negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock made by the selling shareholders.

Our common stock is listed on the NASDAQ Global Market under the trading symbol “CWBS”. The last reported sale price of the common stock on June 13, 2007 was $21.11 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The shares of common stock are not savings or deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is                 , 2007.

ABOUT THIS PROSPECUTS

In this prospectus, “Commonwealth”, “we”, “us,” the “Company” and “our” refer to Commonwealth Bankshares, Inc., and “common stock” refers to Commonwealth Bankshares, Inc.’s common stock, par value $2.066 per share.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

We have not taken any action to permit a public offering of the shares of common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restriction relating to this offering of the shares of common stock and the distribution of this prospectus outside the United States.

THE COMPANY

We are a one-bank holding company headquartered in Norfolk, Virginia. The Company conducts virtually all of its business through its wholly-owned banking subsidiary, Bank of the Commonwealth (the “Bank”), which was organized in 1970 and began operations in April, 1971.

The Bank is a state-chartered community bank with its main banking and administrative offices located in Norfolk, Virginia. In Virginia, the Bank operates four branches in Norfolk, four branches in Virginia Beach, two branches in Chesapeake and two branches in Portsmouth. In North Carolina, the Bank operates one branch in Powells Point. Additionally, the Bank has four subsidiaries, all incorporated under the laws of the Commonwealth of Virginia: BOC Title of Hampton Roads, Inc., T/A Executive Title Center, BOC Insurance Agencies of Hampton Roads, Inc., Commonwealth Financial Advisors, LLC, and Community Home Mortgage of Virginia, Inc., T/A Bank of the Commonwealth Mortgage. Bank of the Commonwealth Mortgage currently operates one mortgage branch office in Virginia Beach, one mortgage branch office in Gloucester, one mortgage branch office in Richmond, Virginia and a mortgage branch office in Kill Devil Hills, North Carolina. Executive Title Center currently operates one title insurance branch office in Norfolk, one title insurance branch in Gloucester, and one title insurance branch in Suffolk, Virginia. Commonwealth Financial Advisors currently are located within the Bank branches.

If you want more information about us, please see the sections in this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference”.

RISK FACTORS

An investment in the Company’s common stock involves significant risks inherent to the Company’s business. The risks and uncertainties that management believes affect or could affect the Company are described below. You should carefully read and consider these risks and uncertainties described below together with all of the other information included in this report, before you decide to invest in our common stock.

We may incur losses if we are unable to successfully manage interest rate risk.

Our profitability will depend in substantial part upon the spread between the interest rates earned on investments and loans and interest rates paid on deposits and other interest-bearing liabilities. These rates are normally in line with our competition and might vary based on the Asset/Liability Management Committee’s vision of the Company’s needs. Changes in interest rates will affect our operating performance and financial condition in diverse ways including the pricing of securities, loans and deposits, and the volume of loan originations in our mortgage banking business. We attempt to minimize our exposure to interest rate risk, but we will be unable to eliminate it. Our net interest spread will depend on many factors that are partly or entirely outside our control, including competition, federal economic, monetary and fiscal policies, and economic conditions generally.

We may be adversely affected by economic conditions in our market area.

Our current market area is primarily in the South Hampton Roads portion of Virginia, which includes the cities of Norfolk, Chesapeake, Virginia Beach and Portsmouth. In the event of an economic downturn in this market, the lack of geographic diversification could adversely affect the banking business and, consequently, our results of operations and financial condition. Changes in the economy may influence the growth rate of our loans and deposits, the quality of the loan portfolio, loan and deposit pricing and the performance of our mortgage banking and title insurance subsidiaries. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would impact these local economic conditions and the demand for banking products and services generally, which could negatively affect our financial condition and performance.

Although we might not have significant credit exposure to all the businesses in our areas, the downturn in any of these businesses could have a negative impact on local economic conditions and real estate collateral values generally, which could negatively affect our profitability.

Our concentration in loans secured by real estate may increase our credit losses, which would negatively affect our financial results.

We offer a variety of secured loans, including commercial lines of credit, commercial term loans, real estate, construction, home equity, consumer and other loans. Many of our loans are secured by real estate (both residential and commercial) in our market area. A major change in the real estate market, such as deterioration in the value of this collateral, or in the local or national economy, could adversely affect our customer’s ability to pay these loans, which in turn could impact us. Risk of loan defaults and foreclosures are unavoidable in the banking industry, and we try to limit our exposure to this risk by monitoring our extensions of credit carefully. We cannot fully eliminate credit risk, and as a result credit losses may occur in the future.

If our allowance for loan losses becomes inadequate, our results of operations may be adversely affected.

We maintain an allowance for loan losses that we believe is a reasonable estimate of known and inherent losses in our loan portfolio. Through a periodic review and consideration of the loan portfolio, management determines the amount of the allowance for loan losses by considering general market conditions, credit quality of the loan portfolio, the collateral supporting the loans and performance of our customers relative to their financial obligations with us. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, which may be beyond our control, and these losses may exceed our current estimates. Rapidly growing loan portfolios are, by their nature, unseasoned. As a result, estimating loan loss allowances is more difficult, and may be more susceptible to changes in estimates, and to losses exceeding estimates, than more seasoned portfolios.

Although we believe the allowance for loan losses is a reasonable estimate of known and inherent losses in our loan portfolio, we cannot fully predict such losses or that our loan loss allowance will be adequate in the future. Excessive loan losses could have a material impact on our financial performance. Consistent with our loan loss reserve methodology, we expect to make additions to our loan loss reserve levels as a result of our loan growth, which may affect our short-term earnings.

Federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in the amount of our provision or loans charged-off as required by these regulatory agencies could have a negative effect on our operating results.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

We face vigorous competition from other commercial banks and other financial institutions, including savings and loan associations, savings banks, finance companies and credit unions for deposits, loans and other financial services in our market area. A number of these banks and other financial institutions are significantly larger than we are and have substantially greater access to capital and other resources, as well as larger lending limits and branch systems, and offer a wider array of banking services. To a limited extent, we also compete with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, insurance companies and governmental organizations which may offer more favorable financing than we can. Many of our non-bank competitors are not subject to the same extensive regulations that govern us. As a result, these non-bank competitors have advantages over us in providing certain services. This competition may reduce or limit our margins and our market share and may adversely affect our results of operations and financial condition.

Our profitability may suffer because of rapid and unpredictable changes in the highly regulated environment in which we operate.

The banking industry is subject to extensive regulation by state and federal banking authorities. Many of the banking regulations we are governed by are intended to protect depositors, the public or the deposit insurance fund maintained by the Federal Deposit Insurance Corporation, not stockholders. Banking regulations affect our lending practices, capital structure, investment practices, dividend policy and many other aspects of our business. These requirements may constrain our rate of growth and changes in regulations could adversely affect us. The burden imposed by these federal and state regulations may place banks in a competitive disadvantage compared to less regulated competitors. In addition, the cost of compliance with regulatory requirements could adversely affect our ability to operate profitably.

We rely heavily on our management team and the unexpected loss of any of those personnel could adversely affect our operations; we depend on our ability to attract and retain key personnel.

We are a customer-focused and relationship-driven organization. Our success depends substantially on the banking relationships maintained with our customers and the skills and abilities of our executive and senior officers. We have entered into employment agreements with our executive officers and other senior officers. The existence of such agreements, however, does not necessarily assure that we will be able to continue to retain their services. The unexpected loss of any of our key employees could have a material adverse effect on our business and possibly result in reduced revenues and earnings. We do maintain key man life insurance on key officers to provide the Company with some financial protection.

Our business success is also dependent upon our ability to continue to attract, hire, motivate and retain skilled personnel to develop new customer relationships as well as new financial products and services. Many experienced banking professionals employed by our competitors are covered by agreements not to compete or solicit their existing customers if they were to leave their current employment. These agreements make the recruitment of these professionals more difficult. The market for these people is competitive, and we cannot assure you that we will be successful in attracting, hiring, motivating or retaining them.

FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in the prospectus, contains forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Union Bankshares that involve risks and uncertainties. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	fluctuations in market rates of interest and loan and deposit pricing, which could negatively affect our net interest margin, asset valuations and expense projections;

•	adverse changes in the economies of the Virginia market (areas in which we operate), which may affect our business prospects and could cause credit-related losses and expenses;

•	continuing the well-established and valued relationships we have built with our customers;

•	adverse developments in our loan origination volume;

•	competitive factors in the banking industry, such as the trend towards consolidation in the markets in which we operate; and

•	changes in banking legislation or the regulatory requirements of federal and state agencies applicable to bank holding companies and banks like ours.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results.

We caution you that the above list of important factors is not exclusive, and other factors are discussed in more detail under “Risk Factors” in this prospectus. These forward-looking statements are made as of the date of this prospectus and we may not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the sale of their shares of our common stock and we will not receive any proceeds from the sale of those shares. In addition, the selling shareholder will pay any underwriting discounts, selling commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock covered by this prospectus.

MARKET PRICES AND DIVIDEND POLICY

Our common stock is listed on the NASDAQ Global Market under the symbol “CWBS”. As of June 11, 2007, 6,893,110 shares of our common stock were held by approximately 2,055 shareholders. The following table sets forth the high and low sales prices for the common stock and the cash dividends declared per share of the common stock during the periods indicated below.

Declarations of dividends are at the discretion of the Board of Directors, no assurance can be given that dividends will be paid at any time in the future.

On May 16, 2006, the Board of Directors approved an amendment to the Articles of Incorporation of the Company to increase the number of authorized shares of common stock from 15,000,000 to 16,500,000 shares, to reduce the par value of each share from $2.50 to $2.273 per share, and effect an 11-for-10 stock split distributed on June 30, 2006 to shareholders of record on June 19, 2006. All share and per share amounts included in the text of this prospectus have been restated for all periods presented to reflect the stock split.

On November 27, 2006, the Board of Directors approved an amendment to the Articles of Incorporation of the Company to increase the number of authorized shares of common stock from 16,500,000 to 18,150,000 shares, to reduce the par value of each share from $2.273 to $2.066 per share, and effect an 11-for-10 stock split distributed on December 29, 2006 to stockholders of record on December 18, 2006.

	High	Low	Cash Dividend Declared
2005

1st Quarter	$17.36	$15.12	$0.0413
2nd Quarter	17.51	16.12	0.0413
3rd Quarter	19.71	17.56	0.0413
4th Quarter	23.55	19.58	0.0497

2006

1st Quarter	$23.80	$21.82	$0.0495
2nd Quarter	25.08	23.09	0.0495
3rd Quarter	25.46	23.65	0.0500
4th Quarter	26.20	23.50	0.0500

2007

1st Quarter	$25.00	$22.10	$0.0600
2nd Quarter (through June 13, 2007)	$22.47	$20.50	$0.0600

SELLING SHAREHOLDERS

The selling shareholders acquired their shares on October 26, 2006 under the terms of the Private Placement Memorandum, dated August 30, 2006, upon the completion of a $27.5 million private placement of the Company’s common stock. All shares were sold to accredited investors, as such term is defined in accordance with the Securities Act of 1933, as amended.

The table below sets forth information as of June 13, 2007 with respect the number of shares of our common stock beneficially owned by each selling shareholder, the number of shares that may be sold for the account of each selling shareholder, the number and percentage of shares of common stock that will be beneficially owned by each selling shareholder after completion of the offering assuming the sale of all shares offered and no other changes in beneficial ownership. None of the selling shareholders are affiliated with or have a material relationship with us, other than Messrs. Fentriss, Goldmeier and Tavss who are members of our Board of Directors.

The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of the sale or sales of common stock covered by this prospectus. We cannot estimate the number of shares that each selling shareholder will hold after completion of this offering because the selling shareholders may offer some or all of the shares owned by them and further because we have no knowledge as to any agreements, arrangements or understandings with respect to the sale of any of the shares. Our registration of the shares of common stock held by the selling shareholders does not necessarily mean that the selling shareholders will sell all or any of the shares.

Name	Shares Beneficially Owned Prior to the Offering	Number of Shares Offered	Shares Beneficially Owned After the Offering (1)	Percent of Class Owned After the Offering (1)
Alpine Woods Growth Values Financial Equities, LP	6,600	6,600	0	*
American Bank Capital Growth Fund, LLC	22,000	22,000	0	*
Karen Lynn Adams	4,425	4,400	25	*
Sanjay M. Amin	2,121	2,115	6	*
Steven J. Anthony	2,200	2,200	0	*
Russell R. Barrett	3,172	3,172	0	*
B. John Barry	44,000	44,000	0	*
Jessica M. Barry	11,000	11,000	0	*
Michael B. Barry	11,000	11,000	0	*
Thomas J. Barry	11,000	11,000	0	*
Carlton F. Bennett	9,730	4,231	5,499	*
Karen Simpson Berglund Revocable Trust Karen & Scott Berglund TTEES UA DTD 12/14/89 & Restated 7/23/96	2,121	2,115	6	*
Canyon Value Realization Fund, LP	10,205	3,764	6,441	*
Clearpond & Co.	198,000	198,000	0	*
Arthur W. Cobb	1,142	1,142	0	*
Lynn W. Cobb	1,142	1,142	0	*
Suzanne Collins	1,268	1,268	0	*
James S. Conway	1,148	1,142	0	*
Kenneth Culver	1,268	1,268	0	*
W. Keith Curtis & Kim S. Curtis, JT TEN	5,415	2,115	3,300	*
John P. Dahdah & Carol Henwood-Dahdah	1,268	1,268	0	*
Joseph R. Daniel Trust U/A DTD 12/17/90 Joseph R. Daniel, TTEE	16,013	2,284	13,729	*
Bobby W. Davis	4,255	4,231	24	*
Dearden, Maguire, Weaver & Barrett 401k Dtd 1/22/97 FBO P. Keegan	338	338	0	*
Delaware Charter GTY & TR C/F FBO Suzanne A. Morrissey Curran	1,057	1,057	0	*
Delaware Charter GTY & TR C/F FBO Alexander A. Maguire IRA	16,922	16,922	0	*
Delaware Charter GTY & TR C/F FBO Henry B. Maguire Spous Std IRA	1,268	1,268	0	*
Delaware Charter FBO James M. Weaver Rollover IRA	8,461	8,461	0	*
Delaware Charter GTY & TR C/F FBO Edward H. Maguire Std IRA R/O	1,268	1,268	0	*
Delaware Charter GTY and TR C/F FBO Elsie A. Stevens IRA	633	633	0	*
Donald E. Dysland	1,057	1,057	0	*
Estate of Lea R. Powell	1,692	1,692	0	*
Robert Epstein	1,509	1,481	28	*
FFC Management, Inc.	22,211	22,211	0	*
Financial Stocks Capital Partners III, LP	435,437	105,768	329,669	4.8%
Laurence C. Fentriss	284,884	12,692	272,192	3.9%

Name	Shares Beneficially Owned Prior to the Offering	Number of Shares Offered	Shares Beneficially Owned After the Offering (1)	Percent of Class Owned After the Offering (1)
Gateway Financial Holdings, Inc.	273,492	273,492	0	*
Robert J. Gallivan, Jr. Defined Benefit Pension Plan DTD 12/29/94 Robert J. Gallivan, Jr. Trustee	12,000	11,000	1,000	*
Jennifer E. Gallivan	1,100	1,100	0	*
David R. Glyn	1,057	1,057	0	*
Morton Goldmeier	163,135	2,284	160,851	2.3%
Bernie J. Grablowsky	425	422	3	*
George H. Haley	22,349	6,346	16,003	*
Joseph Harenza	4,231	4,231	0	*
Hampshire Group Executive Officers Deferred Compensation Plan	14,215	2,115	12,100	*
John D. Hooker, Jr.	18,220	4,231	13,989	*
Investors Group Trust Co. as trustee for Investors Mergers & Acquisitions Fund	97,900	97,900	0	*
Investors Group Corporate Class, Inc. for Investors Mergers & Acquisitions Class	12,100	12,100	0	*
Albert Kaplan	2,714	592	2,122	*
Donald Katz	1,870	633	1,237	*
Patricia E. Keegan & David T. Biddison	633	633	0	*
Robert M. King, Jr.	1,142	1,142	0	*
Jay Klebanoff	440	440	0	*
Paul B. Kuper	2,872	1,057	1,815	*
Lawrence Partners, LP	18,363	4,953	13,410	*
Lawrence Offshore Partners, LLC	18,612	8,692	9,920	*
Linda F. Lazar	7,844	1,142	6,702	*
Page G. Lea	846	846	0	*
Tony C. London & Timothy B. Bostic	1,272	1,268	4	*
Lykos Capital CB Fund, LP	8,885	8,885	0	*
Lykos Capital CB Offshore Fund, LP	6,981	6,981	0	*
Jamie McClellan Trust U/A DTD 3/15/05	13,483	4,231	9,256	*
Charles McCotter	1,696	1,692	0	*
Daniel Robert Michels	1,142	1,142	0	*
Betty M. Michelson	2,776	633	2,143	*
Richard Napier	1,148	1,142	6	*
William Mayo Oppenhimer Living Trust U/A DTD 7/29/99	3,193	1,142	2,051	*
Venita Newby Owens	705	702	3	*
Franklin J. Owens, Jr.	846	846	0	*
Pershing LLC As Custodian FBO SEP IRA Barbara K. Nicholson	220	220	0	*
Pershing LLC As Custodian IRA FBO George C. Robinson, IV	1,100	1,100	0	*
Pershing LLC As Custodian IRA FBO Irvin J. Chasen	2,200	2,200	0	*
Pershing LLC As Custodian IRA FBO T. Rudolph Howell	7,015	2,284	4,731	*
Pershing LLC As Custodian FBO Lucille R. Saunders Rollover IRA	2,284	2,284	0	*
Pershing LLC As Custodian IRA FBO George P. Hranowskyj	793	793	0	*
Pershing LLC As Custodian IRA FBO Tom Rowe, IRA	1,100	1,100	0	*
William H. Parker, III & Martha A. Parker	2,206	2,200	0	*
William T. Patrick, Jr. & Phyllis C. Patrick JTWROS	5,232	1,142	4,090	*

Name	Shares Beneficially Owned Prior to the Offering	Number of Shares Offered	Shares Beneficially Owned After the Offering (1)	Percent of Class Owned After the Offering (1)
John Harold Pickett	425	422	3	*
Thomas A. Rucker & Robert McL. Smith III Co-TTEEs FBO Martha S. Lube	1,100	1,100	0	*
Thomas A. Rucker & Robert McL. Smith III Co-TTEEs FBO Mary Lewis Smith	1,100	1,100	0	*
Thomas A. Rucker & Robert McL. Smith III Co-TTEEs FBO Frank S. Scherer	1,100	1,100	0	*
Thomas A. Rucker & Robert McL. Smith III Co-TTEEs FBO David B. Scherer	1,100	1,100	0	*
Sternwave & Co.	5,500	5,500	0	*
Simron Corporation	1,565	1,565	0	*
SunTrustBank, Trustee for Tavss, Fletcher, Maiden & Reed PC 401(k) Plan FBO Robert Reed	4,543	1,057	3,486	*
SunTrustBank, Trustee for Tavss, Fletcher, Maiden & Reed PC 401(k) Plan FBO John Fletcher	9,088	2,115	6,973	*
SunTrustBank, Trustee for Tavss, Fletcher, Maiden & Reed PC 401(k) Plan FBO Richard Tavss	239,269	4,231	235,038	3.4%
Jon F. Sedel	9,854	2,115	7,739	*
Robert M. Segal	4,231	4,231	0	*
Anthony W. Smith	2,509	1,268	1,241	*
Robert McLanahan Smith III	2,200	2,200	0	*
Monica C. Stein	330	330	0	*
The Charles Schwab Trust Company Trustee for the Stevens & Lee Profit Sharing Plan	6,346	6,346	0	*
Trust A for Lee Ann Corry under Am. & Rest. Trust of J.L. Frost dtd. 7/1/80	2,115	2,115	0	*
Trust A for Stephen Frost under Am. & Rest. Trust of J.L. Frost dtd. 7/1/80	2,115	2,115	0	*
Trust A for Virginia Frost Betz under Am. & Rest. Trust of J.L. Frost dtd. 7/1/80	2,115	2,115	0	*
Trust for Richard S. Powell under Am. & Rest. Tr. Of A.L. Powell dtd. 11/14/79	1,692	1,692	0	*
Trust for Carol P. Heller under Am. & Rest. Tr. Of A.L. Powell dtd. 11/14/79	1,692	1,692	0	*
Trust for Nancy E. Powell under Am. & Rest. Tr. Of A.L. Powell dtd. 11/14/79	1,692	1,692	0	*
Trust for Jon R. Powell under Am. & Rest. Tr. Of A.L. Powell dtd. 11/14/79	1,692	1,692	0	*
Triumph Investment Fund, LP	117,126	37,231	79,895	1.2%
Vincent J. Thomas	1,100	1,100	0	*
Robert E. Upton, Jr.	53,071	10,577	42,494	*
Virginia Financial Group, Inc.	42,350	42,350	0	*
Bernice VanAalten	5,702	846	4,856	*
Seeman Waranch	5,159	846	4,313	*
Brent A. Weaver	2,115	2,115	0	*
Ronald R. Weik, TTEE, Simonetta M. Weik TTEE U/D/T 2/1/95	3,951	3,951	0	*
Robert Weis	4,231	4,231	0	*
Corbin B. White	2,284	2,284	0	*
Frank T. Williams, Sr.	553	550	3	*
Rolf Anders Williams	1,142	1,142	0	*
Orville E. Williams Revocable Trust U/A DTD 8/14/97 Orville E. Williams, TTEE	4,225	1,142	3,083	*

Name	Shares Beneficially Owned Prior to the Offering	Number of Shares Offered	Shares Beneficially Owned After the Offering (1)	Percent of Class Owned After the Offering (1)
Nancy L. Willits, William G. Willits	1,106	1,100	6	*
Kathleen T. Winston	1,268	1,268	0	*
Brenda B. Wise & Michael T. Wise	422	422	0	*
Kelly L. (Weaver) Wood	2,115	2,115	0	*
Paul R. Yoder, Jr.	2,284	2,284	0	*
Allan S. Zeno DDS Profit Sharing	1,891	1,142	749	*
William F. Ziprick & Sally R. Ziprick	1,063	1,057	6	*
Ronald A. Zoby	2,976	2,115	861	*
Total		1,163,461

*	Represents less than 1% of our outstanding shares.
(1)	Assumes the sale of all shares that are the subject of this prospectus. We cannot predict whether the selling shareholders will sell all or any of the shares.

PLAN OF DISTRIBUTION

The selling shareholders, and their pledges, donees, transferees or other successors in interest, may offer and sell, from time to time, some or all of the shares of common stock covered by this prospectus. We have registered the shares of common stock covered by this prospectus for offer and sale by the selling shareholders so that those shares may be freely sold to the public by them. Registration of the shares of common stock covered by this prospectus does not mean that those shares necessarily will be offered or sold. We will not receive any proceeds from any sale by the selling shareholders of the securities. See “Use of Proceeds”. We will pay all costs, expenses and fees in connection with the registration of the shares of common stock, including fees of our counsel and accountants, fees payable to the SEC and listing fees. We estimate those fees and expenses to be approximately $3,503. The selling shareholders will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock covered by this prospectus.

The selling shareholders, including their pledges, donees, transferees or other successors in interest, may sell the shares of common stock covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealers participating in resales or redistributions may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, and any profit on the sale of the shares of common stock and any commissions received by these broker-dealers may be regarded as underwriting commissions under the Securities Act. The shares of common stock may be sold from time to time at varying prices determined at the time of sale or at negotiated prices. Broker-dealer transactions may include:

•	purchases of the shares of common stock by a broker-dealer as principal and resales of the shares of common stock by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

At any time a particular offer of the shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling shareholders and any discounts, commission or concession allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

LEGAL MATTERS

The validity of the shares of Commonwealth common stock offered hereby is being passed upon for Commonwealth by LeClair Ryan, A Professional Corporation.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by PKF Witt Mares, PLC, independent auditors, as stated in its report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

INDEMNIFICATION

The Virginia Stock Corporation Act empowers a corporation to indemnify its directors, officers, employees and agents against certain expenses, judgments, fines and amounts incurred in connection with service to the corporation. Commonwealth’s Articles of Incorporation provides that to the fullest extent permitted, and in the manner prescribed in the Virginia Stock Corporation Act and in any other applicable law, Commonwealth shall indemnify a director or officer of Commonwealth who is or was a party to any proceeding by reason of his or her service to the Corporation.

In addition, the Virginia Stock Corporation Act provides that in any proceeding brought by or in the right of a corporation, or brought by or on behalf of the shareholders of a corporation, the damages assessed against a director or officer may be eliminated. Commonwealth’s Articles of Incorporation provide that to the full extent that the Virginia Stock Corporation Act permits the limitation or elimination of the liabilities of the directors or officers, a director or officer of Commonwealth shall not be liable to Commonwealth or its shareholders for monetary damages.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Commonwealth pursuant to the foregoing provisions, Commonwealth has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows Commonwealth to “incorporate by reference” information into this prospectus, which means that it can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be a part of this prospectus, and information that Commonwealth files later with the Commission will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that Commonwealth previously filed with the Commission. These documents contain important business information about Commonwealth and its financial condition. The documents we incorporate by reference are:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Our Quarterly Report on Form 10-Q for the quarterly period Quarter ended March 31, 2007; and

•	Our Current Reports on Form 8-K for January 17, 2007, January 25, 2007, April 18, 2007, April 24, 2007, and May 7, 2007.

Commonwealth also incorporates by reference all documents we file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Request should be directed to:

Cynthia A. Sabol, CPA

Executive Vice President and Chief Financial Officer

Commonwealth Bankshares, Inc.

P.O. Box 1177, Norfolk, Virginia 23501-1177

Telephone: (757) 446-6900

WHERE YOU CAN FIND MORE INFORMATION

We are subject to information requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“the Commission”). You may read and copy any document that we file at the Commissions public reference room facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission maintains an Internet Site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including Commonwealth, that file document with the Commission electronically through the Commissions electronic data gathering, analysis and retrieval system known as EDGAR.

We have filed a registration statement on Form S-3 to register with the Commission the shares of our common stock to be issued to our shareholders. This document is a part of the registration statement and constitutes a prospectus for the shares. Because the rules and regulations of the Commission allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding us and the shares of our common stock being sold by this prospectus. The registration statement and its exhibits may be inspected at the public reference facilities of the Commission at the addresses set forth above or on the Commission’s Internet site.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following are the estimated expenses in connection with the proposed issuance and distribution of the Common Stock:

Registration Fee		$753
Accounting	*$	750
Legal Fees	*$	1,000
Miscellaneous	*$	1,000

TOTAL (estimated)		$3,503

*	Estimated

Item 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Commonwealth’s Articles of Incorporation provide that, to the full extent that the Virginia Stock Corporation Act (the “VSCA”) permits the limitation or elimination of the liability of directors and officers, no director or officer of Commonwealth shall be liable to Commonwealth or its shareholders for monetary damages. Section 13.1-692.1 of the VSCA presently permits the elimination of liability of directors and officers in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of a corporation, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security.

The VSCA also permits, and Commonwealth’s Articles of Incorporation require, indemnification of Commonwealth’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Commonwealth’s Articles of Incorporation require Commonwealth to indemnify its directors and officers to the full extent permitted by the VSCA. Sections 13.1-697 and 13.1-702 of the VSCA generally authorize a Virginia corporation to indemnify its directors, officers, employees or agents in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. Section 13.1-704 of the VSCA also provides that a Virginia corporation has the power to make any further indemnity to any director, officer, employee or agent, including under its articles of incorporation or any bylaw or shareholder resolution, except an indemnity against their willful misconduct or a knowing violation of the criminal law.

Commonwealth carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act.

The foregoing summary is qualified by reference to the full provisions of the VSCA and Commonwealth’s Articles of Incorporation, as amended, and Bylaws.

Item 16.	EXHIBITS

Exhibit No.	Description
5.1	Opinion of LeClair Ryan, A Professional Corporation (including consent) regarding legality of the common stock being registered. *

15.1	Letter from PKF Witt Mares, PLC regarding unaudited interim financial information. *

23.1	Consent of PKF Witt Mares, PLC. *

23.2	Consent of LeClair Ryan, A Professional Corporation (included in Opinion filed as Exhibit 5.1). *

24.1	Power of Attorney relating to Commonwealth Bankshares, Inc. (appears on the signature page of this Registration Statement). *

*	Filed herewith.

Item 17.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to

(i) including any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of any securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933 (the “Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from the registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein; and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, Commonwealth of Virginia, on June 18, 2007.

COMMONWEALTH BANKSHARES, INC.

By:	/s/ E. J. Woodard, Jr., CLBB
E. J. Woodard, Jr., CLBB
Chairman of the Board President and Chief Executive Officer

POWER OF ATTORNEY

Each person in signing, also makes, constitutes and appoints Edward J. Woodard, Jr., and Cynthia A. Sabol, CPA, and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statement filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES AND TITLE	DATE

/s/ E. J. Woodard, Jr., CLBB	June 18, 2007
E. J. Woodard, Jr., CLBB
Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ Cynthia A. Sabol, CPA	June 18, 2007
Cynthia A. Sabol, CPA
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ E. Carlton Bowyer, Ph.D.	June 18, 2007
E. Carlton Bowyer, Director

/s/ Laurence C. Fentriss	June 18, 2007
Laurence C. Fentriss, Director

/s/ Morton Goldmeier	June 18, 2007
Morton Goldmeier, Director

/s/ Thomas W. Moss, Jr.	June 18, 2007
Thomas W. Moss, Jr., Director

/s/ William D. Payne, M.D.	June 18, 2007
William D. Payne, M.D., Director

/s/ Herbert L. Perlin	June 18, 2007
Herbert L. Perlin, Director

/s/ Richard J. Tavss	June 18, 2007
Richard J. Tavss, Director

/s/ Kenneth J. Young	June 18, 2007
Kenneth J. Young, Director

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of LeClair Ryan, A Professional Corporation (including consent) regarding legality of the common stock being registered. *

15.1	Letter from PKF Witt Mares, PLC regarding unaudited interim financial information. *

23.1	Consent of PKF Witt Mares, PLC. *

23.2	Consent of LeClair Ryan, A Professional Corporation (included in Opinion filed as Exhibit 5.1). *

24.1	Power of Attorney relating to Commonwealth Bankshares, Inc. (appears on the signature page of this Registration Statement). *

*	Filed herewith.